SIXTH AMENDMENT TO THE
       ROGERS CORPORATION 1998 STOCK INCENTIVE PLAN



A.  Pursuant to the power reserved to it in Section 9 of

the Rogers Corporation 1998 Stock Incentive Plan, as

subsequently amended (the "Plan"), the Board of Directors

of Rogers Corporation hereby further amends the Plan as

follows:

    1.  Effective as of October 24, 2002, Section 5(b)(i)

of the Plan is amended by adding the following sentence

immediately after the first sentence thereof:

            "Notwithstanding the foregoing, the Non-Qualified Stock Option to be granted in December of 2002 will be for 4,500 shares of Stock for each Non-Employee Director rather than for 2,250 shares of Stock."

B.  Except as so amended, the Plan in all other respects is

hereby confirmed.

    IN WITNESS WHEREOF, Rogers Corporation has caused this

Sixth Amendment to the Plan to be duly executed by a duly

authorized officer on this 7th day of November, 2002.



				ROGERS CORPORATION


				By:/s/ Robert M. Soffer


				Its: Vice President and Treasurer